Smith Barney Futures Management LLC
                         388 Greenwich Street, 7th Floor
                          New York, New York 10013-2396

May 31, 2000



Eckhardt Trading Company
53 West Jackson Boulevard
Suite 1240
Chicago, Illinois 60604

Attention:  Ms. Audrey L. Gale

         Re:      Management Agreement Renewal

Dear Ms. Gale:

We are writing with respect to your management agreement concerning the commodity pool to which reference is made below (the "Management Agreement"). We are extending the term of the Management Agreement through June 30, 2001and all other provisions of the Management Agreement will remain unchanged.

                      Salomon Smith Barney Global Diversified Futures Fund L.P. Please acknowledge receipt of this modification by signing one copy of this letter and returning it to the attention of Mr. Daniel Dantuono at the address above or fax to 212-723-8985. If you have any questions I can be reached at 212-723-5416.

Very truly yours,

SMITH BARNEY FUTURES MANAGEMENT LLC


By:
         Daniel A. Dantuono
         Chief Financial Officer,
         Director & Treasurer

AGREED AND ACCEPTED

ECKHARDT TRADING

DAD/sr